UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PUMA BIOTECHNOLOGY, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2013

Fellow Stockholder:

You are invited to attend the annual meeting of stockholders of Puma Biotechnology, Inc. (the “Company,” “we,” “us” or “our”) to be held on Tuesday, June 11, 2013, at 1:00 p.m. local time, at the Luxe Sunset Boulevard Hotel, 11461 Sunset Boulevard, Los Angeles, CA 90049.

At this year’s annual meeting you will be asked to:

1.	Elect three directors to serve for a one-year term;

2.	Ratify the selection of our independent registered public accounting firm; and

3.	Transact such other business as may properly come before the annual meeting.

The accompanying Notice of Meeting and proxy statement describe these matters. We urge you to read this information carefully.

The Board of Directors unanimously believes that election of its nominees to serve as our directors and ratification of the audit committee’s selection of PKF Certified Public Accountants, a Professional Corporation, as our independent registered public accounting firm are in the best interests of the Company and its stockholders, and accordingly, recommends a vote “FOR” each of the nominees for director named in the proxy statement and a vote “FOR” the ratification of the selection of PKF Certified Public Accountants as our independent registered public accounting firm.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote on the Internet, or if you are receiving a paper copy of the proxy statement, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting.

The Board of Directors appreciates and encourages stockholder participation. Thank you for your continued support.

Sincerely,

Alan H. Auerbach Chairman, President and Chief Executive Officer

PUMA BIOTECHNOLOGY, INC.

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 11, 2013

To the Stockholders of Puma Biotechnology, Inc. (the “Company,” “we” and “our”):

We will hold an annual meeting of stockholders of the Company at the Luxe Sunset Boulevard Hotel, 11461 Sunset Boulevard, Los Angeles, California 90049, on Tuesday, June 11, 2013, at 1:00 p.m. local time. At the annual meeting, we will consider and act upon the following matters:

1.	Election of Alan H. Auerbach, Thomas R. Malley and Jay M. Moyes as directors for a one-year term expiring at the 2014 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

2.	Ratification of the selection of PKF Certified Public Accountants, a Professional Corporation, as our independent registered public accounting firm for the year ending December 31, 2013.

3.	Such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

The proxy statement accompanying this notice describes each of these items of business in detail. The Board of Directors recommends a vote “FOR” each of the nominees for director named in the proxy statement and a vote “FOR” the ratification of the selection of PKF Certified Public Accountants as our independent registered public accounting firm.

Only the Company’s stockholders of record at the close of business on April 15, 2013, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting. On April 15, 2013, we had 28,676,666 shares of common stock outstanding. A list of stockholders eligible to vote at the annual meeting will be available for inspection at the annual meeting, and at the Company’s executive offices during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.

The Luxe Sunset Boulevard Hotel is accessible to those who require special assistance or accommodation. If you require special assistance or accommodation, please contact Investor Relations at (424) 248-6500 or ir@pumabiotechnology.com or write to: Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024, Attention: Investor Relations.

By Order of the Board of Directors,

Alan H. Auerbach
Chairman, President and Chief Executive Officer

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the Board of Directors (the “Board”) of Puma Biotechnology, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), for use at our 2013 annual meeting of stockholders to be held on Tuesday, June 11, 2013, at 1:00 p.m. local time, at the Luxe Sunset Boulevard Hotel, 11461 Sunset Boulevard, Los Angeles, California 90049, or at any continuation, postponement or adjournment thereof (the “annual meeting”), for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 30, 2013, we intend to make this proxy statement available on the Internet and to mail the Notice to all stockholders entitled to vote at the annual meeting. We intend to mail this proxy statement, together with a proxy card, to those stockholders entitled to vote at the annual meeting who have properly requested paper copies of such materials, within three business days of such request.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting of Stockholders to be Held on June 11, 2013

This proxy statement and our 2012 Annual Report, which consists of a letter to stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, are available on our website at http://investor.pumabiotechnology.com/annual-meeting. This website address contains the following documents: the Notice, the proxy statement and proxy card sample, and the 2012 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on April 15, 2013. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

You may vote by attending the annual meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy. If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card.

The Internet and telephone voting facilities will close at 12:00 noon (CT) on June 10, 2013. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by

Internet or telephone, then you need not return a written proxy card by mail. If you intend to vote by Internet or telephone and have not done so prior to 12:00 noon (CT) on June 10, 2013, your only alternative will be to attend the annual meeting and vote in person.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a properly submitted proxy, your shares will be voted “FOR” each of the nominees for director named in the proxy statement and “FOR” the ratification of the selection of PKF Certified Public Accountants as our independent registered public accounting firm. The proxy gives each of Alan H. Auerbach and Charles R. Eyler discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the annual meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•	delivering to our Corporate Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Puma Biotechnology, Inc.

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

Attention: Corporate Secretary

Voting in Person

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting.

Quorum and Votes Required

At the close of business on April 15, 2013, 28,676,666 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes and abstentions.

Quorum. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes,” if any, will be counted as present for purposes of determining a quorum.

Broker Non-Votes. Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of certain “non-routine” matters, without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors) is not considered a routine matter, and without your instruction, your broker cannot vote your shares.

Item 1 – Election of Directors. Directors will be elected by a plurality of the votes cast by the shares present in person or represented by proxy and entitled to vote. Thus, the three nominees receiving the greatest number of “FOR” votes will be elected. Abstentions will not be counted in determining which nominees received the greatest number of votes cast since abstentions do not represent votes cast for a candidate. Brokers do not have discretionary authority to vote on the election of directors. Broker non-votes will not affect the outcome of the election of directors because broker non-votes are not considered votes cast.

Item 2 – Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote is required for the ratification of the selection of PKF Certified Public Accountants, a Professional Corporation, as our independent registered public accounting firm for the year ending December 31, 2013. Abstentions will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent auditors, and thus broker non-votes are generally not expected to result from the vote on Proposal 2. Accordingly, any broker non-votes would not have any effect on the outcome of this proposal.

Solicitation of Proxies

Our Board is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Assistance

If you need assistance in voting over the Internet or completing your proxy card or have questions regarding the annual meeting, please contact Investor Relations at (424) 248-6500 or ir@pumabiotechnology.com or write to: Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024, Attention: Investor Relations.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 and in our periodic reports on Form 10-Q and our current reports on Form 8-K.

ITEM 1

ELECTION OF DIRECTORS

Board Structure

Under our bylaws, the number of directors may be increased or decreased from time to time by action of the stockholders or of the directors. If the number is not fixed, the number of directors shall be three members. Our Board of Directors currently consists of three persons.

Directors and Board Nominees

Based upon the recommendation of our Nominating and Governance Committee, our Board has nominated Alan H. Auerbach, Thomas R. Malley and Jay M. Moyes for election as directors to the Board. If elected, each director will serve a one-year term expiring at the close of our next annual meeting in 2014, and until such director’s successor is elected and qualified, or until such director’s earlier resignation or removal. Messrs. Auerbach, Malley and Moyes currently serve on our Board. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

Set forth below is certain information with respect to the nominees. Proxies cannot be voted for a greater number of nominees than the three nominees set forth below.

Name	Age	Position with the Company	Director Since
Alan H. Auerbach	43	President, Chief Executive Officer and Chairman of the Board	2011
Thomas R. Malley(1)(4)(6)	44	Director	2011
Jay M. Moyes(2)(3)(5)	59	Director	2012

(1)	Current member and Chairman of the Audit Committee
(2)	Current member of the Audit Committee
(3)	Current member and Chairman of the Compensation Committee
(4)	Current member of the Compensation Committee
(5)	Current member and Chairman of the Nominating and Corporate Governance Committee
(6)	Current member of the Nominating and Corporate Governance Committee

Director Biographical Information

The following biographical information is furnished with respect to our directors (including nominees).

Alan H. Auerbach. Mr. Auerbach has served as Chairman of our Board and as our President and Chief Executive Officer since October 4, 2011. Prior to October 4, 2011, he served in such capacity at Puma Biotechnology, Inc. (“Puma”) , a privately-held Delaware corporation and our predecessor, from its inception in September 2010. Prior to founding Puma, Mr. Auerbach founded Cougar Biotechnology, Inc. (“Cougar”) in May 2003 and served as its Chief Executive Officer, President and a member of its board of directors until July 2009, when Cougar was acquired by Johnson & Johnson. From July 2009 until January 2010, Mr. Auerbach served as the Co-Chairman of the Integration Steering Committee at Cougar (as part of Johnson & Johnson) that provided leadership and oversight for the development and global commercialization of Cougar’s lead drug candidate, abiraterone acetate, for the treatment of advanced prostate cancer. Prior to founding Cougar, from June 1998 to April 2003, Mr. Auerbach was a Vice President, Senior Research Analyst at Wells Fargo Securities, where he was responsible for research coverage of small- and middle-capitalization biotechnology companies, with a focus on companies in the field of oncology. Mr. Auerbach has served as a director of Radius Health, Inc., a public reporting pharmaceutical company focused on acquiring and developing new therapeutics for the treatment of osteoporosis and other women’s health conditions, since May 2011 and its predecessor entity from October 2010 to May 2011. Mr. Auerbach received a B.S. in Biomedical Engineering from Boston University and an M.S. in Biomedical Engineering from the University of Southern California. Mr. Auerbach was selected as a director because of his position as our President and Chief Executive Officer and his significant experience as an executive and research analyst in the biotechnology industry.

Thomas R. Malley. Mr. Malley has been a director since October 4, 2011. Since May 2007, Mr. Malley has served as President of Mossrock Capital, LLC, a private investment firm. From April 1991 to May 2007, Mr. Malley served with Janus Mutual Funds as an analyst for eight years and as a Vice President and Portfolio Manager for the Janus Global Life Sciences Fund for eight years. Since October 2012, Mr. Malley has served as a director of OvaScience, Inc., a life science company developing proprietary products to improve the treatment of female infertility. Since October 2006, Mr. Malley has served as a director of Synageva BioPharma Corp., a public clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapeutic products for patients with life-threatening rare diseases and unmet medical needs. Mr. Malley previously served as a director of Cougar from 2007 to 2009. Mr. Malley received a B.S. in Biology from Stanford University in 1991. Mr. Malley was selected as a director because of his industry and investment experience.

Jay M. Moyes. Mr. Moyes has been a director since April 27, 2012. Mr. Moyes has been a member of the Board and chairman of the audit committee of Osiris Therapeutics, Inc., a publicly-held stem cell therapeutics company, since May 2006. He has also been a member of the board of directors and the chairman of the audit committee for each of Biocardia, Inc., a privately-held cardiovascular regenerative medicine company, and Integrated Diagnostics, Inc., a privately-held molecular diagnostics company, since January 2011 and March 2011, respectively. From May 2008 through July 2009, Mr. Moyes served as the Chief Financial Officer of XDx, Inc., a privately-held molecular diagnostics company. Prior to that, Mr. Moyes served as the Chief Financial Officer of Myriad Genetics, Inc., a publicly-held healthcare diagnostics company, from June 1996 until his retirement in November 2007, and as its Vice President of Finance from July 1993 until July 2005. From 1991 to 1993, Mr. Moyes served as Vice President of Finance and Chief Financial Officer of Genmark, Inc., a privately-held genetics company. Mr. Moyes held various positions with the accounting firm of KPMG LLP from 1979 through 1991, most recently as a Senior Manager. He holds an M.B.A. degree from the University of Utah, a B.A. degree in economics from Weber State University, and is formerly a Certified Public Accountant. Mr. Moyes also served as a member of the Board of Trustees of the Utah Life Science Association from 1999 through 2006. Mr. Moyes was selected as a director because of his extensive background in finance and accounting and his experience in the context of the life sciences industry enables him to make significant contributions to the Board.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE DIRECTOR NOMINEES.

Executive Officers

Set forth below is information regarding each of our executive officers as of the date of this proxy statement.

Name	Age	Position
Alan H. Auerbach	43	President, Chief Executive Officer and Chairman of the Board
Charles R. Eyler	65	Senior Vice President, Finance and Administration and Treasurer
Richard B. Phillips, Ph.D.	59	Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance
Richard P. Bryce, MBChB, MRCGP, MFPM	54	Senior Vice President, Clinical Research and Development

Alan H. Auerbach. See “Director Biographical Information” above.

Charles R. Eyler. Mr. Eyler has served as our Senior Vice President, Finance and Administration and Treasurer since October 4, 2011. Prior to October 4, 2011, he served in such capacity at Puma beginning on September 1, 2011. Prior to joining Puma, Mr. Eyler served as Senior Vice President of Finance at Cougar until July 2009, when Cougar was acquired by Johnson & Johnson. He also served as Treasurer of Cougar from April 2006 to July 2009. From July 2009 until March 2010, Mr. Eyler served on the Integration Steering Committee at Cougar (as part of Johnson & Johnson) and oversaw the integration of Cougar’s finance and IT functions with those of Johnson & Johnson. From April 2010 until September 2011, Mr. Eyler explored various entrepreneurial and other opportunities. Prior to joining Cougar, Mr. Eyler served as Chief Financial Officer and Chief Operating Officer of Hayes Medical Inc. from March 1999 to January 2004. Mr. Eyler received his B.S. from Drexel University and his M.B.A. from Saint Francis College.

Richard B. Phillips, Ph.D. Dr. Phillips has served as our Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance since November 1, 2011. He previously served as a consultant in the Global Regulatory Consultancy Group of PPD, Inc. from March 2011 to October 2011. From March 2010 to March 2011, he worked as an independent consultant with pharmaceutical and biotech companies in the area of regulatory affairs. From January 2007 to July 2009, Dr. Phillips served as Senior Vice President of Regulatory Affairs and Quality Assurance at Cougar and following the acquisition of Cougar by Johnson & Johnson, from July 2009 until March 2010, he oversaw the integration of Cougar’s regulatory affairs and quality assurance function with Johnson & Johnson. Dr. Phillips received a B.S. from the University of California, Irvine and a Ph.D. from the University of California, Berkeley.

Richard P. Bryce, MBChB, MRCGP and MFPM. Dr. Bryce has served as our Senior Vice President, Clinical Research and Development since June 20, 2012. Dr. Bryce previously served as Senior Medical Director for Onyx Pharmaceuticals, a biopharmaceutical company, from September 2008 to June 2012, where he oversaw the Phase III clinical trial program of carfilzomib for the treatment of multiple myeloma and the Phase II clinical trial program of sorafenib for the treatment of breast and colorectal cancers. From August 2007 to August 2008, Dr. Bryce served as Senior Medical Director for ICON Clinical Research, a clinical research organization, where he was responsible for developing and evaluating oncology protocols, medical monitoring, and overseeing drug safety management activities in connection with the clinical trials of oncology drugs. From May 2005 until July 2007, he served as Executive Vice President of Medical Affairs at Ergomed Clinical Research, a CRO, where he worked to establish the company’s U.S. operations, had overall responsibility for the global Phase I unit activities, drug safety, medical writing and regulatory affairs, and oversaw the company’s provision of consulting services to various oncology-focused biotechnology companies. From April 2003 to May 2005, Dr. Bryce served as International Medical Leader at Roche, where he oversaw the global Phase IV clinical trial program of Xeloda® (capecitabine) for the treatment of breast cancer. Dr. Bryce holds a BSc in Medical Sciences and his primary medical degree (MBChB) from the University of Edinburgh, Scotland. He also holds post-graduate diplomas in Obstetrics and Gynaecology from the Royal College of Obstetricians and Gynaecologists of London and in Child Health and Pharmaceutical Medicine from the Royal College of Physicians of the United Kingdom. He is a member of the Royal College of General Practitioners and the Royal College of Physicians (Faculty of Pharmaceutical Medicine) of the United Kingdom. He is also a member of the American Society of Clinical Oncology, the American Society of Hematology and the European Society of Medical Oncology.

None of our directors, nominees or executive officers is related by blood, marriage or adoption to any other director, nominee or executive officer. In addition, except as indicated herein, no arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to whom such person is to be selected as a director or nominee for election as a director.

CORPORATE GOVERNANCE

Board Leadership Structure and Role in Risk Oversight

Alan H. Auerbach currently serves as our Principal Executive Officer, and Charles R. Eyler currently serves as our Principal Financial and Accounting Officer. Our Board is comprised of Messrs. Auerbach, Malley and Moyes, with Mr. Auerbach serving as Chairman. At present, we have determined this leadership structure of having a combined Chairman of the Board and Principal Executive Officer is appropriate due to our small size and limited operations and resources.

We have no policy requiring the combination or separation of the Principal Executive Officer and Chairman roles and our governing documents do not mandate a particular structure. Our directors recognize that the leadership structure and the combination or separation of these leadership roles is driven by our needs at any point in time.

Our Board is exclusively involved in the general oversight of risks that could affect our business. Our Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our Company. Further, our Board oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to our Company. Our Board will continue to evaluate our leadership structure and modify such structure as appropriate based on our size, resources and operations.

Board Independence

Under the listing requirements and rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under NYSE rules, a director will only qualify as an “independent director” if such person is not an executive officer or employee of the listed company and, in the opinion of that company’s board of directors, that person does not otherwise have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each of our directors concerning his background, employment and affiliations, including family relationships, our Board has determined that neither Mr. Malley nor Mr. Moyes has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Our Board has determined that Mr. Auerbach is not independent due to his role as our President and Chief Executive Officer.

Board Meetings

During the fiscal year ended December 31, 2012, our Board held four meetings. All directors attended at least 75% or more of the aggregate number of meetings of the Board and board committees on which they served. We do not have a formal policy relating to director attendance at annual meetings. One of our directors attended our 2012 annual meeting of stockholders held on June 13, 2012.

Executive Sessions

During the fiscal year ended December 31, 2012, the non-executive directors met in executive session of the Board on four occasions; the members of the audit committee met in executive session on four occasions; the members of the compensation committee met in executive session on two occasions; and the members of the nominating and corporate governance committee met in executive session on one occasion. The policy of our Board is to hold at least four executive sessions of the Board annually and executive sessions of committees when needed.

Board Committees

We have established an audit committee, a compensation committee, a nominating and corporate governance committee, and a stock option committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. To view the charters of the audit committee, compensation committee and nominating and corporate governance committee, please visit the corporate governance section of our website at www.pumabiotechnology.com/about_governance.html. In addition, the charters for these committees are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024.

Audit Committee

Our audit committee provides oversight over each of our accounting and financial reporting process, the audit of our consolidated financial statements and our internal control function. Among other matters, the audit committee assists our Board in oversight of the independent registered public accounting firm qualifications, independence and performance; is responsible for the engagement, retention and compensation of the independent auditors; reviews the scope of the annual audit; reviews and discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements including the disclosures in our annual and quarterly reports filed with the SEC; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; approves audit and permissible non-audit services provided by our independent registered public accounting firm; and reviews and approves related person transactions under Item 404 of Regulation S-K.

The members of our audit committee are Mr. Malley, the chair of the committee, and Mr. Moyes. Each of Messrs. Malley and Moyes are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. In accordance with the phase-in rules of the NYSE, we will add a third independent director to our audit committee within one year of listing on the NYSE. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our Board has determined that both Mr. Malley and Mr. Moyes are audit committee financial experts as defined under the applicable rules of the SEC and have the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. The audit committee met four times during the fiscal year ended December 31, 2012.

Compensation Committee

Our compensation committee adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our compensation committee annually evaluates, in consultation with our Chief Executive Officer, the performance and compensation of our Chief Executive Officer and our other executive officers. Based on such evaluation, the compensation committee determines and approves all of the compensation of the Chief Executive Officer and other executive officers. The Chief Executive Officer is not permitted to be present during any compensation committee final deliberations or voting concerning the compensation of any executive officer, including the Chief Executive Officer. Our compensation committee also administers the Puma Biotechnology, Inc. 2011

Incentive Award Plan, or the 2011 Plan. The compensation committee has delegated certain of its authority under the 2011 Plan to the stock option committee. See “Stock Option Committee.” Additionally, the compensation committee annually reviews the compensation and benefits of our non-management directors.

The compensation committee is permitted to delegate any or all of its responsibilities to a subcommittee of the compensation committee, but only to the extent consistent with our certificate of incorporation, bylaws, Section 162(m) of the Internal Revenue Code of 1986, as amended, the rules and listing standards of the NYSE, and other applicable law. In addition, the compensation committee is authorized to engage and retain any compensation and benefits consultants, independent counsel or other outside experts, advisors or consultants as the compensation committee believes to be necessary or appropriate.

The members of our compensation committee are Messrs. Malley and Moyes, with Mr. Moyes serving as the chair of the committee. The members of our compensation committee are independent under the applicable rules and regulations of the SEC and the NYSE, and Section 162(m) of the Internal Revenue Code of 1986. The compensation committee was formed in October 2012 and met two times during the fiscal year ended December 31, 2012.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board. In addition, our nominating and corporate governance committee oversees our corporate governance guidelines, makes recommendations regarding our committee charters, oversees compliance with our code of business conduct and ethics, contributes to succession planning, reviews actual and potential conflicts of interest of our directors and officers other than related person transactions reviewed by the audit committee and oversees the self-evaluation process of our Board. Our nominating and corporate governance committee also is responsible for making recommendations regarding non-employee director compensation to the full Board.

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee and other members of the Board. In evaluating the suitability of individual candidates (both new candidates and current Board members) in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, the nominating and corporate governance committee applies the criteria attached to its charter. These criteria include (i) personal and professional integrity, ethics and values; (ii) experience in corporate management, such as serving as an officer or former officer of a publicly-held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-held company in today’s business environment; (iii) experience in our industry and with relevant social policy concerns; (iv) experience as a board member of another publicly-held company; (v) academic expertise in an area of our operations; and (vi) practical and mature business judgment, practical and mature business judgment, including ability to make independent analytical inquiries. Each individual is evaluated in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. While the nominating and corporate governance committee considers diversity and variety of experiences and viewpoints to be important factors, it does not believe that a director nominee should be chosen solely or mainly because of race, color, gender, national origin or sexual identity or orientation. Thus, although diversity may be a consideration in the nominating and corporate governance committee’s process, it does not have a formal policy regarding the consideration of diversity in identifying director nominees.

Additionally, the nominating and corporate governance committee does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders. Because of the size of the

Board, the nominating and corporate governance committee addresses the need to retain members and fill vacancies after discussion among current members. Accordingly, the nominating and corporate governance committee has determined that it is appropriate not to have such a policy at this time.

The nominating and corporate governance committee will, however, consider director candidates recommended by stockholders even though it has no requirement to do so. The nominating and corporate governance committee will consider such candidates on the same basis as it considers all other candidates. A stockholder wishing to submit a director nomination should send a letter to the Board of Directors, c/o Corporate Secretary, Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” A stockholder that wishes to nominate a director candidate should submit complete information as to the identity and qualifications of the director candidate to the nominating and corporate governance committee, including all information that would be required to be disclosed about that person in a proxy statement relating to the election of directors. In making recommendations, stockholders should be mindful of the discussion of minimum qualifications set forth above; although satisfaction of such minimum qualification standards does not imply that the nominating and corporate governance committee necessarily will nominate the person so recommended by a stockholder. With respect to deadlines and other matters relating to stockholder nominations of director candidates, see “Stockholder Proposals and Nominations.”

The members of our nominating and corporate governance committee are Messrs. Malley and Moyes, with Mr. Moyes serving as the chair of the committee. The members of our nominating and corporate governance committee are independent under the applicable rules and regulations of the SEC and the NYSE. The nominating and corporate governance committee was formed in October 2012 and met one time during the fiscal year ended December 31, 2012.

Stock Option Committee

Our Board maintains a stock option committee, with our President and Chief Executive Officer serving as its sole member. The compensation committee and the Board delegated to the stock option committee the authority to grant stock options to non-executive employees, subject to the following conditions:

•	the maximum aggregate number of shares of common stock underlying options granted pursuant to this authority is 100,000 per individual, subject to adjustment by the Board; and

•	the stock options must have an exercise price equal to the closing price of our common stock on the grant date and have a term not longer than ten years.

Pursuant to this delegation of authority, for fiscal year 2012, the stock option committee granted 1,259,000 stock options.

Legal Proceedings

We are not aware of any material proceedings in which any of our directors, executive officers or affiliates, any owner of record or beneficial owner of more than 5% of our common stock, or any associate of any such director, officer, affiliate or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that establishes the standards of ethical conduct applicable to all directors, officers and employees of our company. Our code of business conduct and ethics addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities and confidentiality requirements. Our code of business conduct and ethics is available on our corporate website at www.pumabiotechnology.com/about_governance.html. We intend to disclose any future amendments to certain provisions of our code of business conduct and ethics, or waivers of provisions required to be disclosed under the rules of the SEC, at the same location on our website identified in the preceding sentence.

Communication with the Board

Stockholders may send communications to our Board, including any individual director or the directors as a group, by mailing such communications to Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024, Attention: Corporate Secretary. Such correspondence shall be addressed to the Board or any individual director by either name or title.

All communications received as set forth in the preceding paragraph will be opened by our Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to our Board or any individual director, our Corporate Secretary will make sufficient copies of the contents to send to each director to which the envelope is addressed.

Compensation of Directors

Director Compensation Program

Effective February 2012, our Board adopted a non-employee director compensation program under the 2011 Plan. Under this program, each non-employee director will receive an option to purchase 30,000 shares of our common stock under the 2011 Plan upon election or appointment to our Board. In addition, each non-employee director who is appointed to serve on a committee of our Board in a non-chair capacity will receive an option to purchase 10,000 shares of our common stock under the 2011 Plan upon appointment and each non-employee director who is appointed to serve as the chair of a committee of our Board will receive an option to purchase 20,000 shares of our common stock upon appointment. Each option granted pursuant to our non-employee director compensation program will vest over a three-year period from the date of grant, with 1/3 of the shares underlying the option vesting on the one-year anniversary of the grant date and then 1/36 of the shares vesting monthly over the next two years. Each option granted pursuant to our non-employee director compensation program will have an exercise price per share of common stock equal to the fair value on the date of grant.

Director Compensation during 2012

On February 13, 2012, pursuant to our non-employee director compensation program, Thomas R. Malley was granted an option to purchase 30,000 shares of our common stock in connection with his appointment to our Board and an option to purchase 20,000 shares of our common stock in connection with his appointment as the chairman of our audit committee. On October 19, 2012, Mr. Malley was granted an option to purchase 20,000 shares of our common stock in connection with his appointment as a member of our compensation committee and our nominating and corporate governance committee. On April 27, 2012, pursuant to our non-employee director compensation program, Jay M. Moyes was granted an option to purchase 30,000 shares of our common stock in connection with his appointment to our Board and an option to purchase 10,000 shares of our common stock in connection with his appointment as a member of our audit committee. On October 19, 2012, Mr. Moyes was granted an option to purchase 40,000 shares of our common stock in connection with his appointment as chairman of our compensation committee and our nominating and corporate governance Committee.

The following table sets forth information regarding the compensation earned by our non-employee directors for the year ended December 31, 2012. Mr. Auerbach, who served as our President and Chief Executive Officer during the year ended December 31, 2012, and continues to serve in that capacity, does not receive additional compensation for his service as a director, and therefore is not included in the Director Compensation table below. All compensation paid to Mr. Auerbach is reported in the Summary Compensation Table included under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Thomas R. Malley(2)	—	$447,300	—	$447,300
Jay M. Moyes(3)	—	$995,200	—	$995,200

(1)	Represents the grant date fair values of stock options granted during 2012 determined in accordance with ASC 718, based on the number of stock options granted multiplied by the grant date fair value per stock option. For a discussion of valuation assumptions for the 2012 grants, see Note 5 to our 2012 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. As of December 31, 2012, the following outstanding option awards were held by members of our Board: Mr. Malley, 70,000 shares, and Mr. Moyes, 80,000 shares.
(2)	Mr. Malley serves as the chairman of the audit committee and is a member of the compensation committee and the nominating and corporate governance committee.
(3)	Mr. Moyes serves as the chairman of the compensation committee and the nominating and corporate governance committee and is a member of the audit committee.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the number of shares of our common stock beneficially owned as of April 15, 2013, by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each of our directors and director nominees, (iii) each of our named executive officers identified under the “Executive Compensation” section of this proxy statement and (iii) all current executive officers and directors as a group. Unless otherwise noted below, the address of each stockholder below is c/o Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024.

		SHARES BENEFICIALLY OWNED(1)(2)
NAME	TITLE	NUMBER(#)	PERCENTAGE
Directors and Named Executive Officers
Alan H. Auerbach(3)	President, Chief Executive Officer and Chairman of the Board	6,245,139	20.2%

Charles R. Eyler(4)	Senior Vice President, Finance and Administration and Treasurer	52,500	*

Richard B. Phillips, Ph.D.(5)	Senior Vice President, Regulatory Affairs and Quality Assurance	47,500	*

Richard P. Bryce, MBChB, MRCGP, MFPM(6)	Senior Vice President, Clinical Research and Development	35,000	*

Thomas R. Malley(7)	Director	182,106	*

Jay M. Moyes(8)	Director	14,444	*
All current executive officers and directors (including nominees) as a group (6 individuals)		6,576,689	21.1%
Stockholders Holding 5% or More
Adage Capital Partners L.P.(9)	—	5,242,519	18.3%

Fidelity Management & Research Company(10)	—	3,589,744	12.5%

*	Denotes less than 1.0% of beneficial ownership.
(1)	This table is based upon information supplied by our officers, directors, principal stockholders and transfer agent, and information contained in Schedules 13D and 13G filed with the SEC. Unless otherwise noted in the footnotes to this table, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned, subject to community property laws, where applicable. Applicable percentages are based on 28,676,666 shares of our common stock outstanding as of April 15, 2013, adjusted as required by the rules promulgated by the SEC.
(2)	Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of April 15, 2013, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(3)	Consists of (i) 4,040,000 shares held of record by Mr. Auerbach, (ii) 2,116,250 shares exercisable pursuant to an anti-dilutive warrant held by Mr. Auerbach, and (iii) options to purchase 88,889 shares of our common stock exercisable within 60 days of April 15, 2013.
(4)	Consists solely of options to purchase 52,500 shares of our common stock exercisable within 60 days of April 15, 2013.
(5)	Consists solely of options to purchase 47,500 shares of our common stock exercisable within 60 days of April 15, 2013.
(6)	Consists solely of options to purchase 35,000 shares of our common stock exercisable within 60 days of April 15, 2013.
(7)	Consists of 156,551 shares held of record by Mr. Malley and stock options to purchase 25,555 shares of our common stock exercisable within 60 days of April 15, 2013.
(8)	Consists solely of options to purchase 14,444 shares of our common stock exercisable within 60 days of April 15, 2013.
(9)	Adage Capital Partners GP, LLC (“ACPGP”), is the general partner of Adage Capital Partners L.P. (the “Adage Fund”). Adage Capital Advisors, LLC (“ACA”), is the managing member of ACPGP. Each of Robert Atchinson and Phillip Gross is a managing member of ACA. The Adage Fund, ACPGP, ACA, Robert Atchinson and Phillip Gross each have shared voting power and shared dispositive power with respect to the shares. The address for the Adage Fund is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(10)	Consists of 1,122,700 shares held by Fidelity Contrafund; 854,701 shares held in the Fidelity Select Biotechnology Portfolio; 588,623 shares held in the Fidelity Advisor New Insights Fund; 400,000 shares held in the Fidelity Select Health Care Portfolio; 140,233 shares held in the Fidelity Select Pharmaceuticals Portfolio; and a combined total of 483,487 shares held in 15 additional Fidelity funds. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940, acts as investment adviser for the beneficial owners set forth above (the “Funds”). Edward C. Johnson 3d, the Chairman of FMR LLC, and his family members, directly or through trust, are parties to a shareholders’ agreement; and may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC and therefore to be persons with the indirect control of Fidelity. Fidelity has the ability to make decisions with respect to the voting and disposition of the shares set forth above subject to the oversight of the board of trustees (or similar entity) of each Fund. The board of trustees (or similar entity) of each Fund has enacted a policy with respect to the voting of any investment property owned thereby and the shares set forth above are voted for the Funds by Fidelity in accordance with such policies. Under the terms of its management contract with each Fund, Fidelity has overall responsibility for directing the investments of the Fund in accordance with the Fund’s investment objective, policies and limitations. Each Fund has one or more portfolio managers appointed by and serving at the pleasure of Fidelity who make the decisions with respect to the disposition of the Shares. The address for Fidelity is 82 Devonshire Street, Boston, MA 02109.

EXECUTIVE COMPENSATION

As an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, we rely on and have elected to comply with the scaled disclosure obligations regarding executive compensation in this proxy statement applicable to emerging growth companies.

Our named executive officers (“NEOs”) consist of (i) the individual who served or acted as the Company’s principal executive officer during the last completed fiscal year; (ii) the Company’s two most highly compensated executive officers, other than the principal executive officer, who were serving as executive officers at the end of the last completed fiscal year; and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to clause (ii) but for the fact that the individual was not serving as one of our executive officers at the end of the last completed fiscal year. For the year ended December 31, 2012, our NEOs were the following individuals:

•	Alan H. Auerbach, our President and Chief Executive Officer;

•	Richard B. Phillips, Ph.D., our Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance; and

•	Richard P. Bryce, MBChB, MRCGP and MFPM, our Senior Vice President, Clinical Research and Development.

Summary Compensation Table

The following table sets forth information regarding the compensation earned by our NEOs for the years ended December 31, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(4)	All Other Compensation ($)		Total ($)
Alan H. Auerbach	2012	$470,000	$235,000	(1)	$2,617,000	$25,819,480	(5)	$29,141,480
President and Chief Executive Officer	2011	156,667	—		—	—		156,667
Richard B. Phillips, Ph.D.	2012	271,127	$80,400	(2)	672,885	3,024	(6)	1,027,436
Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance	2011	67,000	—		—	—		67,000
Richard P. Bryce, MBChB, MRCGP and MFPM	2012	167,192	$50,000	(3)	829,500	18,786	(6)	1,065,478
Senior Vice President, Clinical Research and Development	2011	—	—		—	—		—

(1)	Reflects a discretionary bonus paid to Mr. Auerbach. Pursuant to the employment agreement dated January 19, 2012, with Mr. Auerbach, Mr. Auerbach is eligible to receive an annual discretionary bonus in an amount up to 50% of his base salary.
(2)	Reflects a discretionary bonus paid to Dr. Phillips. Pursuant to the letter agreement dated October 21, 2011, with Dr. Phillips, Dr. Phillips is eligible to receive an annual performance bonus in an amount up to 30% of his base salary, subject to the attainment of performance criteria to be established and evaluated by the Company. For 2012, the compensation committee did not establish performance criteria and instead made a determination to pay a discretionary cash bonus to Dr. Phillips.
(3)	Pursuant to the letter agreement dated May 2, 2012, entered into with Dr. Bryce, Dr. Bryce was paid a signing bonus equal to $50,000.
(4)

Represents the grant date fair values of stock options granted during 2012 determined in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”), based on the number of stock options granted multiplied by the grant date fair value per stock option. For a discussion of valuation assumptions for the 2012 grants, see Note 5 to our 2012 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(5)	Represents $480 in life insurance premiums paid by us, $10,000 in matching contributions to our 401(k) Plan made by us and the final fair value of Mr. Auerbach’s warrant determined in accordance with ASC 718. In connection with the closing of our public offering in October 2012, the exercise price and number of shares underlying the warrant issued to Mr. Auerbach were established. Pursuant to the terms of the warrant, until October 2021 Mr. Auerbach may exercise the warrant to acquire 2,116,250 shares of our common stock at $16 per share. The warrant was valued at approximately $6.9 million at the time of issuance and recorded to the statement of operations. The warrant was revalued at approximately $7.6 million on December 31, 2011, in accordance with ASC 718. The fair value of the warrant as of December 31, 2012 was approximately $25.8 million and resulted in an adjustment to the fair value of $18.2 million. For a discussion of valuation assumptions for the warrant, see Note 5 to our 2012 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(6)	For Dr. Phillips and Dr. Bryce, represents life insurance premiums paid by us in the amounts of $3,024 and $1,161, respectively, and for Dr. Bryce, matching contributions to our 401(k) Plan made by us in the amount of $2,625 and relocation expenses paid for by us in the amount of $15,000 pursuant to Dr. Bryce’s employment agreement.

Pension Benefits and Nonqualified Deferred Compensation

During the fiscal year ended December 31, 2012, we did not have any plans in place for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax qualified deferred contribution plans and nonqualified deferred contribution plans.

Employment Agreements with Our Executive Officers

President and Chief Executive Officer—Alan H. Auerbach

On January 19, 2012, we entered into an employment agreement with Alan H. Auerbach, our President and Chief Executive Officer. The employment agreement governs the terms of Mr. Auerbach’s employment with us and expires on September 1, 2014, unless earlier terminated, with automatic one-year renewal terms unless either we or Mr. Auerbach gives written notice of termination 60 days prior to the end of the term. The employment agreement also provides that Mr. Auerbach will be nominated for election to our Board if the term of his directorship expires during the term of the employment agreement.

Pursuant to the employment agreement, Mr. Auerbach will receive an annual base salary, which was initially set at $470,000, and he will be eligible to receive an annual discretionary bonus in an amount up to 50% of his base salary (pro-rated for any partial year service), each subject to possible increase in connection with our annual review process. Mr. Auerbach is also eligible under the employment agreement to participate in all benefits offered to our senior executives. Mr. Auerbach also received an option to purchase 200,000 shares of our common stock in February 2012.

For a discussion of the payments and other benefits to which Mr. Auerbach is entitled in the event of certain qualifying terminations, including certain terminations in connection with a change in control of us, see “Potential Payments Upon a Termination or Change in Control” below.

Mr. Auerbach’s employment agreement contains customary confidentiality and assignment of inventions provisions that survive the termination of the employment agreement for an indefinite period. The employment agreement also contains non-solicitation and non-disparagement provisions extending until 18 months following the termination of his employment with us.

Other Executive Officers—Richard B. Phillips, Ph.D. and Richard P. Bryce

We have entered into letter agreements with each of the named executive officers listed in the table below on the date set forth next to such officer’s name. Such named executive officers are at-will employees. The table below also sets forth each officer’s initial base salary.

Name	Offer Letter Date	Initial Base Salary($)
Richard B. Phillips, Ph.D.	October 21, 2011	$268,000
Richard P. Bryce, MBChB, MRCGP, MFPM	May 2, 2012	$315,000

Pursuant to the letter agreements, each of these named executive officers is eligible to receive an annual performance bonus in an amount up to a fixed percentage of his base salary, which is targeted to be 30% (but which may be higher or lower), subject to the attainment of performance criteria established and evaluated by us. Each of Dr. Phillips and Dr. Bryce is also eligible to participate in all health, welfare, savings and retirement plans, practices, policies and programs maintained or sponsored by us from time to time for the benefit of similarly situated employees. In addition, pursuant to these letter agreements, we granted Dr. Phillips an option to purchase 90,000 shares of our common stock and Dr. Bryce an option to purchase 105,000 shares of our common stock.

The letter agreements also contain a customary non-solicitation provision and, in connection with their entry into the offer letters, each of the named executive officers listed in the table above entered into our standard proprietary information and inventions agreement.

Recent Compensation Decisions

Our Board has approved the following salary increases for our named executive officers for the 2013 fiscal year, effective January 1, 2013. Dr. Bryce joined the Company in June 2012, and therefore, was not considered for an increase in salary.

Name	2012 Salary	2013 Salary
Alan H. Auerbach	$470,000	$520,000
Richard B. Phillips, Ph.D.	$268,000	$286,760

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2012:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Alan H. Auerbach(1)	—	200,000	(2)	$3.75	2/13/2022
	—	150,000	(3)	19.34	12/17/2022
Richard B. Phillips, Ph.D.	35,000	55,000	(4)	3.75	2/13/2022
	—	31,500	(5)	19.34	12/17/2022
Richard P. Bryce, MBChB, MRCGP, MFPM	—	105,000	(6)	11.30	6/1/2022

(1)	In addition to the option awards reflected above, Mr. Auerbach holds a warrant that is exercisable until October 2021 for 2,116,250 shares of our common stock at $16 per share.
(2)	One third of the options vest on the first anniversary of the grant date of February 13, 2012 and then one thirty-sixth monthly.

(3)	One third of the options vest on the first anniversary of the grant date of December 17, 2012 and then one thirty-sixth monthly.
(4)	One third of the options vested on the first anniversary of the vesting commencement date of November 1, 2011 and then one thirty-sixth vest monthly.
(5)	One third of the options vest on the first anniversary of the grant date of December 17, 2012 and then one thirty-sixth monthly.
(6)	One third of the options vest on the first anniversary of the grant date of June 1, 2012 and then one thirty-sixth monthly.

Equity Compensation Plan Information

The following table sets forth the number of options outstanding under the 2011 Plan as of December 31, 2012:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plan approved by security holders(1)	1,906,334	$8.93	1,611,412
Equity compensation plans not approved by security holders	—	—	—

Total	1,906,334	$8.93	1,611,412

(1)	On September 15, 2011, the Board and stockholder of Puma Biotechnology (“Puma”), a privately-held Delaware corporation and our predecessor, adopted the 2011 Plan. On October 4, 2011, we assumed the 2011 Plan in connection with the merger between Puma and us.

Administration

Our compensation committee administers the 2011 Plan. Subject to the terms of the 2011 Plan and the board’s delegation of its authority under the 2011 Plan to our stock option committee, our compensation committee has complete authority and discretion to determine the terms of awards under the 2011 Plan.

Eligible Recipients

Any of our officers or other employees of us or our affiliates, or an individual that we or an affiliate has engaged to become an officer or employee, or a consultant or advisor who provides services to us or our affiliates, including a non-employee director of the Board, is eligible to receive awards under the 2011 Plan.

Grants

The 2011 Plan authorizes the grant to eligible recipients of non-qualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, dividend equivalent awards, deferred stock awards, stock payment awards and stock appreciation rights.

Duration, Amendment, and Termination

Our Board may amend, suspend or terminate the 2011 Plan without stockholder approval or ratification at any time or from time to time. No change may be made that increases the total number of shares of common stock reserved for issuance pursuant to incentive awards, unless such change is authorized by our stockholders within one year.

Potential Payments Upon a Termination or Change in Control

Alan H. Auerbach. On January 19, 2012, we entered into an employment agreement with Alan H. Auerbach, our President and Chief Executive Officer. Pursuant to the employment agreement, in the event Mr. Auerbach’s employment is terminated by us without “cause” or by Mr. Auerbach for “good reason” (each as defined in the employment agreement and described below) 60 days prior to, or 18 months following, a change in control, he will be entitled to receive, in addition to any accrued but unpaid compensation and benefits:

•	a lump sum payment equal to two times the sum of his base salary and the maximum bonus to which he would be eligible to receive for the year in which the termination occurs;

•

all unvested equity-based incentive awards will immediately vest on the later of the change in control and the termination date, and will remain exercisable (as applicable) for a period of up to 12 months from the date of the termination; and

•	up to 18 months continuation of healthcare benefits to him and his dependents.

In the event a change in control occurs and an excise tax is imposed as a result of any payments made to Mr. Auerbach in connection with such change in control, we will pay or reimburse Mr. Auerbach an amount equal to such excise tax plus any taxes resulting from such payments.

In the event Mr. Auerbach’s employment is terminated without “cause” or by Mr. Auerbach for “good reason,” in each case outside of the change in control context described above, then Mr. Auerbach will be entitled to receive, in addition to any accrued but unpaid compensation and benefits (i) an amount equal to the sum of his base salary and the maximum bonus to which he would be eligible to receive for the year in which the termination occurs, payable over a period of one year following such termination in substantially equal installments; and (ii) up to 18 months continuation of healthcare benefits to him and his dependents. All severance benefits are contingent upon Mr. Auerbach’s execution and non-revocation of a general release of claims in favor of us.

Under the terms of Mr. Auerbach’s employment agreement:

•

“Cause” is generally defined as (i) the willful failure, disregard or refusal by the executive to perform his duties; (ii) any willful, intentional or grossly negligent act by the executive that injures in a material way our business or reputation; (iii) willful misconduct by the executive in respect of his duties or obligations; (iv) the executive’s commission of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea to any such charge); (v) the determination by us, after a reasonable and good-faith investigation following a written allegation by another employee of us that the executive engaged in some form of harassment prohibited by law, unless the executive’s actions were specifically directed by the board; (vi) any misappropriation or embezzlement of our property; (vii) breach by the executive of his obligations with respect to confidentiality, non-solicitation and non-disparagement or of any of his representations or warranties under the employment agreement; and (viii) material breach by the executive of any other provision of the employment agreement which is not cured within a specified timeframe.

•

“Good reason” is generally defined as: (i) a material diminution in the executive’s base salary, excluding any reduction applicable equally to all of our executive officers following a material decline in our earnings, public image, or performance; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a change in the geographic location at which the executive must perform services to a location that is greater than 25 miles from our principal place of business as of the date of the employment agreement; (iv) a direction to the executive to take any action that violates any applicable legal or regulatory requirement; or (v) any other action or inaction that constitutes a material breach by us of our obligations under the employment agreement.

•

A “change in control” is generally defined as: (i) the consummation of a transaction where any persons become the beneficial owners of Company securities representing more than 50% of the total combined voting power of our securities after such acquisition; (ii) a change in the composition of the board such that during any period of two consecutive years, individuals who originally formed our Board, together with certain new directors, at the beginning of such period cease for any reason to constitute a majority of the board; (iii) us merging, consolidating, reorganizing or combining with another corporation or entity or a sale or other disposition of all or substantially all of our assets or an acquisition of assets or stock of another entity, in each case, where our stockholders prior to the transaction own less than 50% of the outstanding voting securities of the surviving corporation or entity; or (iv) our stockholders approving a liquidation or dissolution of us.

Richard B. Phillips, Ph.D. and Richard P. Bryce, MBChB, MRCGP, MFPM. None of our other named executive officers are entitled to any payments from us following, or in connection with such named executive officer’s resignation, retirement or other termination, or a change in control of us or a change in such named executive officer’s responsibilities following a change in control, except that, under the terms of the 2011 Plan, in the event of a change in control (as defined above), if the successor corporation refuses to assume or substitute any equity award held by Dr. Phillips or Dr. Bryce, such equity awards will immediately vest and, if applicable, become exercisable and be deemed exercised immediately prior to the change in control transaction.

Advisory Vote on Executive Compensation

As an emerging growth company, we are not required to hold a non-binding advisory vote (“say-on-pay vote”) on the compensation of our named executive officers. However, at our 2012 annual meeting of stockholders, we held a say-on-pay vote, and the stockholders approved, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement for that meeting pursuant to the compensation disclosure rules of the SEC. Upon review of the final voting results, and given the significant level of stockholder support, we have not made any changes to our executive compensation policies or decisions as a result of the vote. In addition, our stockholders also indicated their preference for three years as the frequency of future advisory votes on the compensation of our named executive officers. As a result, we expect to hold our next advisory say-on-pay vote at our 2015 annual meeting of stockholders.

AUDIT MATTERS

Change in Accountants

Effective October 4, 2011, in connection with the closing of the merger between Puma Biotechnology, Inc. (“Puma”), a privately-held Delaware corporation and our predecessor, and us, PKF Certified Public Accountants, a Professional Corporation, which was, prior to the closing of the merger, the independent registered public accounting firm for Puma, became the independent registered public accounting firm for us, and MaloneBailey, LLP was dismissed as our independent registered public accounting firm. The decision to appoint PKF Certified Public Accountants and dismiss MaloneBailey, LLP was recommended, and subsequently approved, by our Board.

The reports of MaloneBailey, LLP on our financial statements for the period ended December 31, 2010 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audit of our financial statements for the years ended December 31, 2009 and December 31, 2010 and through MaloneBailey, LLP’s dismissal, there were no disagreements with MaloneBailey, LLP on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which if not resolved to MaloneBailey, LLP’s satisfaction would have caused MaloneBailey, LLP to make reference to the matter in their report.

In connection with our audited financial statements for the years ended December 31, 2009 and December 31, 2010 through MaloneBailey, LLP’s dismissal, there have been no reportable events with the Company as set forth in Item 304(a)(1)(v) of Regulation S-K.

Audit Committee Report

Following is the report of the Audit Committee with respect to the Company’s audited consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations and consolidated statements of cash flows for each of the years ended December 31, 2012, 2011 and 2010 and for the period from September 15, 2010 (date of inception) through December 31, 2012 and consolidated statements of stockholders’ equity for the period from September 15, 2010 (date of inception) through December 31, 2012 and the notes thereto.

The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with the Company’s independent registered public accounting firm, PKF Certified Public Accountants.

The Audit Committee has discussed with PKF Certified Public Accountants those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1., AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from PKF Certified Public Accountants required by the applicable requirements of the PCAOB regarding the communications of PKF Certified Public Accountants with the Audit Committee concerning the accountant’s independence, and has discussed with PKF Certified Public Accountants its independence from the Company and its management.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012.

Audit Committee of the Board of Directors

Thomas R. Malley (Chairman)

Jay M. Moyes

Independent Registered Public Accountants

The following table presents fees for professional services provided or to be provided by PKF Certified Public Accountants for the audit of and other services rendered to us and Puma during the fiscal years ended December 31, 2012 and 2011, and professional services provided by MaloneBailey, LLP, our accountant prior to the merger, for services rendered to us during the fiscal year ended December 31, 2011.

	2012	2011
PKF Certified Public Accountants
Audit	$84,820	$37,400
Audit-Related Fees	—	—
Tax Fees	4,900	500
All Other Fees	59,910	975
MaloneBailey, LLP
Audit	—	6,500
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—

Total Fees	$149,630	$45,375

Audit Fees

This category includes fees associated with our annual audit and the reviews of our quarterly reports on Form 10-Q. This category also includes fees associated with advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits, the assistance with the review of our SEC registration statements.

Audit-Related Fees

This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations, and attestation services that are not required by statute or regulation.

Tax Fees

This category includes fees for tax planning for merger and acquisition activities, tax consultations, the review of income tax returns and assistance with state tax examinations.

All Other Fees

This category included fees for review work performed on the registration statements related to the financings.

We did not engage PKF Certified Public Accountants or MaloneBailey, LLP, to provide any information technology services or any other services during the fiscal years ended December 31, 2012 and 2011.

Pre-Approval Policies and Procedures

For the fiscal year ended December 31, 2012, our audit committee specifically approved the audit-related and non-audit related services performed by PKF Certified Public Accountants and associated fees.

We did not have an audit committee during the fiscal year ended December 31, 2011, and our Board performed the function of our audit committee. Our Board approved all audit and permissible non-audit services prior to such services being provided by PKF Certified Public Accountants. Our Board approved the audit, and non-audit services performed by PKF Certified Public Accountants and has determined the rendering of such non-audit services was compatible with maintaining the independence of PKF Certified Public Accountants.

For the fiscal year ending December 31, 2013, our audit committee will pre-approve audit-related and non-audit related services not prohibited by law to be performed by our independent registered public accountants and associated fees. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the audit committee regarding our engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the audit committee is informed of each service provided and such policies and procedures do not include delegation of the audit committee’s responsibilities to our management. The audit committee may delegate to one or more designated members of the audit committee the authority to grant pre-approvals, provided such approvals are presented to the audit committee at a subsequent meeting. If the audit committee elects to establish pre-approval policies and procedures regarding non-audit services, the audit committee must be informed of each non-audit service provided by the independent auditor. Audit committee pre-approval of non-audit services (other than review and attestation services) also will not be required if such services fall within available exceptions established by the SEC.

ITEM 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The audit committee of our Board of Directors has selected PKF Certified Public Accountants, a Professional Corporation, as our independent registered public accountants for the year ending December 31, 2013, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of PKF Certified Public Accountants is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

If the stockholders fail to ratify the selection of PKF Certified Public Accountants as our independent registered public accountants for the year ending December 31, 2013, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of us and our stockholders.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PKF CERTIFIED PUBLIC ACCOUNTANTS AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

OTHER MATTERS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Under our written Related Party Transactions Policy and Procedures, a related party transaction (as defined below) may be consummated or may continue only if the audit committee of our Board approves or ratifies the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. If advance audit committee approval of a related party transaction requiring the audit committee’s approval is not practicable, a related party transaction may be preliminarily entered into by management subject to ratification of the transaction by the audit committee; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Management shall update the audit committee as to any material changes to any approved or ratified related party transaction and shall provide a status report at least annually at a regularly scheduled meeting of the audit committee of all then current related party transactions.

For the purposes of our policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party (as defined below) had, has or will have a direct or indirect interest. A “related party” includes (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Certain Relationships and Related Transactions

Note Payable

In October 2011, 40,000 shares of common stock were issued to our President and Chief Executive Officer through debt conversion at $3.75 per share or $150,000 (see Note 5 to our 2012 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012).

Warrant

In October 2011, Mr. Auerbach was issued a warrant that entitled him to maintain ownership of at least 20% of our common stock following our public offering that closed in October 2012. The warrant entitles Mr. Auerbach to acquire 2,116,250 shares of our common stock at $16 per share. The warrant is exercisable until October 2021.

We have granted stock options to our executive officers and our directors. For a description of these equity awards, see “Executive Compensation—Outstanding Equity Awards at Fiscal Year End,” “Executive Compensation—Equity Compensation Plan Information,” “Executive Compensation—Employment Agreements with Our Executive Officers” and “Corporate Governance—Compensation of Directors.”

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for breach of their fiduciary duty as directors, except that a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

In October 2012, we entered into indemnification agreements with each of our current directors and executive officers.

Other than as described above in this section “Certain Relationships and Related Transactions,” we have not entered into any transactions during the fiscal year ended December 31, 2012, nor are there any currently proposed transactions, between us and a related person where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers, and persons who beneficially own more than ten percent (10%) of our common stock, who are hereinafter collectively referred to as the Reporting Persons, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership of our common stock on Forms 3, 4 and 5. Reporting Persons are required by applicable SEC rules to furnish us with copies of all such forms filed with the SEC pursuant to Section 16(a) of the Exchange Act. To our knowledge, based solely on our review of the copies of the Forms 3, 4 and 5 received by us during the fiscal year ended December 31, 2012 and written representations that no other reports were required, we believe that all reports required to be filed by such persons with respect to the Company’s fiscal year ended December 31, 2012, were timely filed, except that, due to administrative oversight, Alan H. Auerbach filed a Form 4 in October 2012 reporting one late transaction.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2014 proxy statement, your proposal must be received by us no later than December 31, 2013, and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Other Proposals and Nominations. For proposals not made in accordance with Rule 14a-8, pursuant to Rule 14a-4(c), in order for a stockholder proposal to be presented at our meeting without it being included in our proxy materials, notice of such proposal must be delivered to our Corporate Secretary at our principal offices no later than March 16, 2014. If notice of any stockholder proposal is received after March 16, 2014, then the notice will be considered untimely and we are not required to present such proposal at the 2014 Annual Meeting, and then the persons named in proxies solicited by our Board for the 2014 Annual Meeting may exercise discretionary voting power with respect to such proposal. You may write to our Corporate Secretary at our principal executive offices, Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024, Attention: Corporate Secretary, to deliver the notices discussed above.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for notices of annual meetings, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a single notice of the annual meeting of stockholders, or copy of the proxy statement and annual report, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024, Attention: Investor Relations, or contact Investor Relations by telephone at (424) 284-6500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, the Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will the report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 COMPANY # Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET/MOBILE – www.eproxy.com/pbyi Use the Internet to vote your proxy until 12:00 noon (CT) on June 10, 2013. PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 noon (CT) on June 10, 2013. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. Plase detach here The Board of Directors Recommends a Vote “FOR” the director nominees in Item 1 and “FOR” Item 2. 1. Election of directors: 01 Alan H. Auerbach Vote FOR all nominees Vote WITHHELD 02 Thomas R. Malley (except as marked) from all nominees 03 Jay M. Moyes (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Ratification of the selection of PKF Certified Public Accountants, a Professional Corporation, as independent registered public accounting firm For Against Abstain of Puma Biotechnology, Inc. for the fiscal year ending December 31, 2013. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

PUMA BIOTECHNOLOGY, INC. ANNUAL MEETING OF STOCKHOLDERS Tuesday, June 11, 2013 1:00 p.m. local time Luxe Sunset Boulevard Hotel 11461 Sunset Boulevard Los Angeles, California 90049 Puma Biotechnology, Inc. 10880 Wilshire Boulevard, Suite 2150 Los Angeles, California 90024 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, June 11, 2013. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” the director nominees in Item 1 and “FOR” Item 2. By signing the proxy, you revoke all prior proxies and appoint Alan H. Auerbach and Charles R. Eyler, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions.